Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

THIRD QUARTER 2018 RESULTS

PHOENIX, AZ., November 8, 2018—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE currently provides services to Grand Canyon University, an Arizona non-profit corporation (“GCU”), its client, that include technology and academic services, counseling services and support, marketing and communication services, and several back office services such as accounting, reporting, tax, human resources, and procurement services. GCU owns and operates a comprehensive regionally accredited university (the “University”) that offers over 230 graduate and undergraduate degree programs, emphases and certificates across nine colleges both online and on ground at its over 262 acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers. GCE today announced financial results for the quarter ended September 30, 2018.

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Grand Canyon Education, Inc. Reports Third Quarter 2018 Results

Explanatory Note

On July 1, 2018, the Company consummated an Asset Purchase Agreement (the “Asset Purchase Agreement”) with GCU (formerly known as Gazelle University). Pursuant to the Asset Purchase Agreement:

•

The Company transferred to GCU the real property and improvements comprising the University campus as well as tangible and intangible academic and related operations and assets related to the University (the “Transferred Assets”), and GCU assumed liabilities related to the Transferred Assets. Accordingly, GCU now owns and operates the University. The Asset Purchase Agreement contains customary representations, warranties, covenants, agreements and indemnities.

•

The final purchase price that GCU paid for the Transferred Assets at closing (and after giving effect to a post-closing adjustment as provided in the Asset Purchase Agreement) was $870,097. The final purchase price was equal to the book value of the tangible Transferred Assets as of July 1, 2018, plus $1.00 for the intangible Transferred Assets.

•

GCU paid the purchase price for the Transferred Assets by issuing to the Company a senior secured note (the “Secured Note”) that is governed by a credit agreement between the Company and GCU (the “Credit Agreement”). The Credit Agreement contains customary commercial credit terms, including affirmative and negative covenants applicable to GCU, and provides that the Secured Note bears interest at an annual rate of 6.0%, has a maturity date of June 30, 2025, and is secured by all of the assets of GCU. The Secured Note provides for GCU to make interest only payments during the term, with all principal and accrued and unpaid interest due at maturity and also provides that the Company will loan additional amounts to GCU to fund approved capital expenditures during the first three years of the term on the terms set forth therein.

•

In connection with the closing of the Asset Purchase Agreement, the Company and GCU entered into a long-term master services agreement (the “Master Services Agreement”) pursuant to which the Company provides identified technology and academic services, counseling services and support, marketing and communication services, and several back office services to GCU in return for 60% of GCU’s tuition and fee revenue. The Master Services Agreement has an initial term of fifteen (15) years, subject to renewal options, although GCU has the right to terminate the Master Services Agreement early after the later of seven (7) years or the payment in full of the Secured Note. If GCU were to terminate the Master Services Agreement early, then GCU would be required to pay the Company a termination fee equal to one-hundred percent (100%) of the fees paid in the trailing twelve (12) month period. If the Master Services Agreement were not renewed after the initial fifteen (15) year term, GCU would be required to pay the Company a non-renewal fee equal to fifty percent (50%) of the fees paid in the trailing twelve (12) month period.

Prior to July 1, 2018, the Company owned and operated the University. Accordingly, the results of operations for prior periods discussed herein reflect the Company’s operations prior to July 1, 2018 which was made up exclusively of the operations of the University. Commencing July 1, 2018, the results of operations do not include the operations of GCU but rather reflect the operations of the Company as an education services provider as described below.

The reduction in our net revenue year over year is driven by the Company’s transition from owning and operating a university to being an education services provider as of July 1, 2018. In order to enhance comparability between periods, for periods prior to July 1, 2018, we multiplied “university related revenue” by 60%. The percentage used to make this calculation corresponds to the percentage of GCU’s tuition and fee revenue to which the Company is entitled under the Master Services Agreement. The following tables set forth the Company’s as reported net revenue, total costs and expenses, and operating income for the respective three and nine month periods. The table also adjusts these as reported balances to reflect the Transaction, and shows the Company’s Adjusted “non-GAAP” net revenue, Adjusted “non-GAAP” total costs and expenses, and Adjusted “non-GAAP” operating income on a comparable basis. This table is intended to increase transparency and to provide comparability of our results of operations between the three month and nine periods ended September 30, 2018, during all or a part of which we operated as an education services provider, and the three month and nine month periods ended September 30, 2017, during all of which we owned and operated the University. These adjusted “non-GAAP” measures in the table do not necessarily represent actual results had the Company operated as an education services provider during the full periods presented.

	Three Months Ended September 30,		Three Months Ended September 30,			Three Months Ended September 30,
	2018	2017	2018		2017	2018	2017
	As Reported		Adjustment			As Adjusted[a]
Service revenue	$155,454	—	—		—	$155,454	$—
University related revenue	—	$236,209	—		$(94,484)[b]	—	141,725
Net revenue	$155,454	$236,209	—		—	$155,454	$141,725

Total costs and expenses	$126,034	$176,517	$(25,897)[c]		$(85,475)[c]	$100,137	$91,042
Operating income	$29,420	$59,692	$25,897	[d]	$(9,009)[d]	$55,317	$50,683

	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017	2018	2017
	As Reported		Adjustment		As Adjusted[a]
Service revenue	$155,454	—	—	—	$155,454	$—
University related revenue	512,499	702,716	(205,000)[b]	(281,086)[b]	307,499	421,630
Net revenue	$667,953	$702,716	—	—	$462,953	$421,630

Total costs and expenses	$489,953	$511,308	$(195,053)[c]	$(239,809)[c]	$294,900	$271,499
Operating income	$178,000	$191,408	$(9,947)[d]	$(41,277)[d]	$168,053	$150,131

[a]

As Adjusted amounts in these columns, to the extent of any adjustments, are non-GAAP measures. We are providing these measures solely to enhance investor understanding of the underlying trends in our education services provider business and to provide for better comparability between periods in which we have operated as an education services provider and historical periods when we owned and operated the University. The As Adjusted amounts, to the extent of any adjustment, should not be considered as a substitute for net revenue, total costs and expenses, or operating income derived in accordance with and reported under GAAP.

[b]	Adjustment to reduce as reported University related revenue by 40% to reflect revenue share percentage of 60% under the Master Services Agreement.
[c]

Adjustment to reduce as reported total costs and expenses by an amount, for each period, equal to the sum of (i) University related expenses, (ii) the Loss on Transaction, and (iii) the contributions made in lieu of state income taxes of $3.7 million for 2018 and $2.0 million for 2017.

[d]	Adjustment to increase (decrease) as reported operating income by an amount, for each period, equal to the total change from adjustments [a] and [b] for the respective period.

For the three months ended September 30, 2018:

•

Service revenue was $155.5 million for the third quarter of 2018 compared to university related revenue of $236.2 million for the third quarter of 2017. Under the Master Services Agreement, as an education services provider to GCU, the Company receives, as service revenue, 60% of GCU’s tuition and fee revenue and no longer has university related revenue, thus resulting in the decrease from the prior period. On a comparable basis, Adjusted University related revenue for the three months ended September 30, 2017 was $141.7 million. The 9.7% increase year over year in comparable revenue was primarily due to an increase in GCU’s enrollment and, to a lesser extent, an increase in GCU’s ancillary revenue (e.g. from housing, food, etc.) resulting from the increased traditional student enrollment, partially offset by an increase in institutional scholarships.

•	End-of-period enrollment at GCU increased 8.2% between September 30, 2018 and September 30, 2017 to 98,715 from 91,230.

•

Operating income for the three months ended September 30, 2018 was $29.4 million, a decrease of $30.3 million as compared to $59.7 million for the same period in 2017. The operating margin for the three months ended September 30, 2018 was 18.9%, compared to 25.3% for the same period in 2017. Adjusted operating income and adjusted operating margin for the three months ended September 30, 2018, were $55.3 million and 35.6%, respectively. Adjusted operating income and adjusted operating margin for the three months ended September 30, 2017, were $50.7 million and 35.8%, respectively.

•

The tax rate in the three months ended September 30, 2018 was 20.5% compared to 35.1% in the same period in 2017. The lower effective tax rate year over year is primarily a result of the Tax Cuts and Jobs Act (the “Act”) which was signed into law on December 22, 2017. The Act reduced the corporate federal tax rate from a maximum of 35% to a flat 21% rate effective January 1, 2018. Additionally, our contributions made in lieu of state income taxes to school sponsoring organizations increased from $2.0 million in the third quarter of 2017 to $3.7 million in the third quarter of 2018. The effective tax rates for both periods were lower than our annual rates due to these contributions.

•

Net income decreased 14.1% to $33.8 million for the third quarter of 2018, compared to $39.3 million for the same period in 2017. Net income for the third quarter of 2018 excluding costs incurred related to the Transaction, including the loss on transaction of $15.6 million, university related expenses of $6.6 million, and contributions in lieu of state income taxes of $2.8 million was $51.4 million. Net income for the third quarter of 2017 excluding contributions in lieu of state income taxes of $1.5 million was $39.8 million.

•

Diluted net income per share was $0.70 for the third quarter of 2018, compared to $0.81 for the same period in 2017. Diluted net income per share, excluding costs incurred related to the Transaction, including the loss on transaction of $15.6 million, university related expenses of $6.6 million and contribution made in lieu of state income taxes of $3.7 million, was $1.06 for the third quarter of 2018. Diluted net income per share, excluding the contributions made in lieu of state income taxes of $2.0 million, was $0.82 for the third quarter of 2017.

•

Adjusted EBITDA increased 8.0% to $61.6 million for the third quarter of 2018, compared to $57.0 million for the same period in 2017. The difference in the year over year increase in Adjusted EBITDA in comparison to the year over year increase in adjusted diluted net income per share is due to interest income earned by the Company of $13.2 million in the third quarter of 2018 on the Secured Note of GCU and the lower effective tax rate.

For the nine months ended September 30, 2018:

•

Net revenue decreased 4.9% to $668.0 million for the nine months ended September 30, 2018, compared to $702.7 million for the same period in 2017. Service revenue was $155.5 million and university related revenue was $512.5 million for the nine months ended September 30, 2018. As an education services provider to GCU, the Company receives, as service revenue, 60% of GCU’s tuition and fee revenue and no longer has university related revenue, thus resulting in the decrease from the prior period. On a comparable basis, adjusted net revenue for the nine months ended September 30, 2018 was $463.0 million, while adjusted net revenue for the nine months ended September 30, 2017 were $421.6 million. The 9.8% increase year over year in comparable revenue was primarily due to an increase in GCU’s enrollment and, to a lesser extent, an increase in GCU’s ancillary revenue (e.g. from housing, food, etc.) resulting from the increased traditional student enrollment, partially offset by an increase in institutional scholarships.

•

Operating income for the nine months ended September 30, 2018 was $178.0 million, a decrease of $13.4 million as compared to $191.4 million for the same period in 2017. The operating margin for the nine months ended September 30, 2018 was 26.6%, compared to 27.2% for the same period in 2017. Adjusted operating income and adjusted operating margin for the nine months ended September 30, 2018, were $168.1 million and 36.3%, respectively. Adjusted operating income and adjusted operating margin for the nine months ended September 30, 2017 were $150.1 million and 35.6%, respectively.

•

The tax rate for the nine months ended September 30, 2018 was 20.6% compared to 29.6% in the same period in 2017, primarily as a result of the Act. The contributions in lieu of state income taxes to school sponsoring organizations contributed to the lower effective tax rate as our contributions increased from $2.0 million in the nine months ended September 30, 2017 to $3.7 million in the nine months ended September 30, 2018. Additionally, the Company continues to receive the benefit from our adoption of the share-based compensation standard. This standard requires us to recognize excess tax benefits from share-based compensation awards that vested or settled in the consolidated income statement. The favorable impact from excess tax benefits was $7.9 million and $15.4 million in the nine months ended September 30, 2018 and 2017, respectively. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on our stock price at the date the restricted awards vest, our stock price on the date an option is exercised, and the quantity of options exercised.

•

Net income increased 13.6% to $153.5 million for the nine months ended September 30, 2018, compared to $135.1 million for the same period in 2017. Net income for the nine months ended September 30, 2018, excluding costs incurred related to the Transaction, including the loss on transaction of $17.6 million, university related expenses of $6.6 million for the three months ended September 30, 2018, and contributions in lieu of state income taxes of $2.8 million, was $172.8 million. Net income for the nine months ended September 30, 2017, excluding contributions in lieu of state income taxes of $1.5 million, was $135.6 million.

•

Diluted net income per share was $3.17 for the nine months ended September 30, 2018, compared to $2.80 for the same period in 2017. Diluted net income per share, excluding costs incurred related to the Transaction including the loss on transaction of $17.6 million, university related expenses of $6.6 million for the three months ended September 30, 2018, and contributions in lieu of state income taxes of $3.7 million, was $3.57 for the nine months ended September 30, 2018. Diluted net income per share, excluding the contributions made in lieu of state income taxes of $2.0 million, was $2.81 for the nine months ended September 30, 2017.

•

Adjusted EBITDA increased 11.1% to $187.2 million for the nine months ended September 30, 2018, compared to $168.6 million for the same period in 2017. The difference in the year over year increase in Adjusted EBITDA in comparison to the year over year increase in adjusted diluted net income per share is due to interest income earned by the Company of $13.2 million in the third quarter of 2018 on the Secured Note of GCU and the lower effective tax rate.

Balance Sheet and Cash Flow

The Company financed its operating activities and capital expenditures during the nine months ended September 30, 2018 and 2017 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $113.6 million and $242.7 million at September 30, 2018 and December 31, 2017, respectively. Our restricted cash and cash equivalents at September 30, 2018 were $61.7 million. On July 1, 2018, we amended our credit agreement, which resulted in no change to our term loan maturity date of December 2019. Indebtedness under the term loan is now secured by our remaining assets after giving effect to the Transaction, as well as cash collateral until such time as the Transaction has been approved by the Department of Education, and we agreed to collaterally assign our rights under the Asset Purchase Agreement, the Secured Note and the Master Services Agreement. Our lenders released their lien on the real estate collateral previously securing our obligations under the credit agreement in order to enable us to consummate the Asset Purchase Agreement.

Net cash provided by operating activities for the nine months ended September 30, 2018 was $96.5 million as compared to $269.9 million for the nine months ended September 30, 2017. The decrease in cash generated from operating activities between the nine months ended September 30, 2017 and the nine months ended September 30, 2018 is primarily due to the timing of income tax related payments as well as changes in other working capital subsequent to the Transaction such as receivables from our client, GCU, and significantly lower current liabilities, partially offset by increased net income. Previously, when we operated the University, we experienced significant positive operating cash flows in the third quarter due to the funds received at the start of the ground traditional academic year. Now, as an education services provider, we receive our monthly service fee approximately fifteen days into each subsequent month.

Net cash used in investing activities was $215.7 million and $112.1 million for the nine months ended September 30, 2018 and 2017, respectively. Cash used in investing activities for the nine months ended September 30, 2018 was primarily related to the Transaction, the purchase of short-term investments and capital expenditures. The disposition for the working capital adjustment and for restricted cash held at the transaction date of $131.6 million represents cash transferred to GCU related to the Transaction on July 1, 2018. Funding to GCU for its capital expenditures during the third quarter of 2018 totaled $12.8 million. Proceeds from investment, net of purchases of short term investments was $19.1 million for the nine months ended September 30, 2018. Purchases of short-term investments net of proceeds of these investments was $27.0 million during the nine months ended September 30, 2017. Capital expenditures were $90.2 million and $75.6 million for the nine months ended September 30, 2018 and 2017, respectively. During the nine-month period for 2018, capital expenditures primarily consisted of ground campus building projects incurred through the transaction date such as the construction of two additional residence halls, an additional classroom building and parking garage to support our growing traditional student enrollment, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development for 2018 is $0.3 million we spent on the student services building that is in close proximity to GCU’s ground traditional campus. The increase in capital expenditures between June 30, 2018 and September 30, 2018 is primarily due to the payment of amounts that were accrued for construction services provided prior to June 30, 2018 but were not paid until the third quarter of 2018. Approximately $5.1 million was Company-related capital expenditures incurred in the third quarter of 2018. During the nine-month period for 2017, capital expenditures primarily consisted of ground campus building projects such as the construction of an additional dormitory to support our growing traditional student enrollment, land acquisitions adjacent to our campus, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development for 2017 is $10.2 million the Company spent to finish the building and parking garage in close proximity to our ground traditional campus.

Net cash used in financing activities was $22.3 million and $33.0 million for the nine months ended September 30, 2018 and 2017, respectively. During the nine-month period for 2018, $15.2 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards and $4.1 million was used to purchase treasury stock in accordance with the Company’s share repurchase program. Principal payments on notes payable and capital leases totaled $5.1 million, partially offset by proceeds from the exercise of stock options of $2.1 million. During the nine-month period for 2017, $25.0 million was used to repay a revolving line of credit, $9.7 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and principal payments on notes payable and capital leases totaled $5.1 million, which amounts were partially offset by proceeds from the exercise of stock options of $6.8 million.

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Grand Canyon Education, Inc. Reports Third Quarter 2018 Results

2018 Fourth Quarter and Full Year Outlook

Q4 2018:	Net revenue of $175.0 million; Target Operating Margin 43.0%; Diluted EPS of $1.42 using 48.7 million diluted shares

Full Year 2018:	Net revenue of $843.0 million; Target Operating Margin 30.0%; Diluted EPS of $4.59 using 48.5 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: the Transaction; proposed new programs; statements as to whether regulatory developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; statements concerning projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the failure of the Company to operate successfully as a third party education services provider to GCU, and GCU’s failure to operate the University as successfully as it was previously operated by the Company; our failure to comply with the extensive regulatory framework applicable to us either directly as a third party education services provider or indirectly through our university client, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; competition from other education services companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university clients, and expansion of services provided to our existing university client; the pace of growth of our university client’s enrollment and its effect on the pace of our own growth; our ability to, on behalf of our university client, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university client; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part II, Item 1A of our Quarterly Report on Form 10-Q for period ended September 30, 2018.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Third Quarter 2018 Results

Conference Call

Grand Canyon Education, Inc. will discuss its third quarter 2018 results and fourth quarter and full year 2018 outlook during a conference call scheduled for today, November 8, 2018 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 3881829 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. web site at www.gce.com.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 3881829. It will also be archived at www.gce.com in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education (GCE), incorporated in 2008, is a publicly traded education services company. GCE is uniquely positioned in the education services industry in that its leadership has 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, curriculum development, faculty recruitment and training, among others. For more information about Grand Canyon Education, Inc. visit the Company’s website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Third Quarter 2018 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
(In thousands, except per share data)
Service revenue	$155,454	$—	$155,454	$—
University related revenue	—	236,209	512,499	702,716

Net revenue	155,454	236,209	667,953	702,716

Costs and expenses:
Technology and academic services	11,101	10,494	32,476	31,095
Counseling services and support	51,116	46,100	152,701	138,382
Marketing and communication	31,546	28,130	90,168	82,865
General and administrative	10,092	8,343	23,273	21,182
University related expenses	6,569	83,450	173,735	237,784
Loss on Transaction	15,610	—	17,600	—

Total costs and expenses	126,034	176,517	489,953	511,308

Operating income	29,420	59,692	178,000	191,408
Interest income on Secured Note	13,248	—	13,248	—
Interest expense	(558)	(567)	(961)	(1,642)
Investment interest and other	371	1,445	2,919	2,186

Income before income taxes	42,481	60,570	193,206	191,952
Income tax expense	8,720	21,266	39,726	56,889

Net income	$33,761	$39,304	$153,480	$135,063

Earnings per share:
Basic income per share	$0.71	$0.83	$3.22	$2.87

Diluted income per share	$0.70	$0.81	$3.17	$2.80

Basic weighted average shares outstanding	47,682	47,316	47,592	47,083

Diluted weighted average shares outstanding	48,422	48,292	48,429	48,197

Grand Canyon Education, Inc. Reports Third Quarter 2018 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) loss on the Transaction; (iii) university related expenses; (iv) share-based compensation, (v) the revenue share rate on the Master Services Agreement, and (vi) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We have reclassified depreciation and amortization related to university assets and share-based compensation for former GCE employees that now work for the university to University related expenses to provide comparability between periods. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited, in thousands)
Net income	$33,761	$39,304	$153,480	$135,063
Plus: interest expense	558	567	961	1,642
Less: interest income on Secured Note	(13,248)	—	(13,248)	—
Less: interest income and other	(371)	(1,445)	(2,919)	(2,186)
Plus: income tax expense	8,720	21,266	39,726	56,889
Plus: depreciation and amortization	3,812	3,787	11,681	11,140

EBITDA, excluding depreciation and amortization included in university related expenses	33,232	63,479	189,681	202,548

Plus: contributions in lieu of state income taxes	3,718	2,025	3,718	2,025
Plus: loss on Transaction	15,610	—	17,600	—
Plus: university related expenses	6,569	83,450	173,735	237,784
Less: 40% of university related revenue(1)	—	(94,484)	(205,000)	(281,086)
Plus: share-based compensation	2,449	2,525	7,472	7,280

Adjusted EBITDA	$61,578	$56,995	$187,206	$168,551

(1)	Adjustment to reduce as reported university related revenue by 40% to reflect revenue share percentage of 60% under the Master Services Agreement.

Grand Canyon Education, Inc. Reports Third Quarter 2018 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

ASSETS:	September 30,	December 31,
(In thousands, except par value)	2018	2017
Current assets	(Unaudited)
Cash and cash equivalents	$44,879	$153,474
Restricted cash and cash equivalents	61,667	94,534
Investments	68,754	89,271
Accounts receivable, net	65,120	10,908
Interest receivable on secured note	4,381	—
Income tax receivable	1,791	2,086
Other current assets	8,607	24,589

Total current assets	255,199	374,862
Property and equipment, net	110,908	922,284
Note receivable	882,900	—
Prepaid royalties	—	2,763
Goodwill	2,941	2,941
Other assets	743	723

Total assets	$1,252,691	$1,303,573

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$16,996	$29,139
Accrued compensation and benefits	17,857	23,173
Accrued liabilities	13,511	20,757
Income taxes payable	—	16,182
Student deposits	—	95,298
Deferred revenue	—	46,895
Current portion of notes payable	6,572	6,691

Total current liabilities	54,936	238,135
Other noncurrent liabilities	—	1,200
Deferred income taxes, noncurrent	4,421	18,362
Notes payable, less current portion	54,976	59,925

Total liabilities	114,333	317,622

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 52,570 and 52,277 shares issued and 48,134 and 48,125 shares outstanding at September 30, 2018 and December 31, 2017, respectively	526	523
Treasury stock, at cost, 4,436 and 4,152 shares of common stock at September 30, 2018 and December 31, 2017, respectively	(119,982)	(100,694)
Additional paid-in capital	251,828	232,670
Accumulated other comprehensive loss	(652)	(724)
Retained earnings	1,006,638	854,176

Total stockholders’ equity	1,138,358	985,951

Total liabilities and stockholders’ equity	$1,252,691	$1,303,573

Grand Canyon Education, Inc. Reports Third Quarter 2018 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2018	2017
Cash flows provided by operating activities:
Net income	$153,480	$135,063
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	17,066	9,562
Provision for bad debts	8,669	13,351
Depreciation and amortization	31,783	40,467
Deferred income taxes	(13,551)	3,813
Loss on transaction, net of costs and asset impairment	12,605	—
Other	1,411	1,751
Changes in assets and liabilities:
Accounts receivable from GCU	(69,501)	—
Accounts receivable	(7,784)	(14,827)
Prepaid expenses and other	(555)	(3,784)
Accounts payable	(11,938)	4,007
Accrued liabilities and employee related liabilities	(8,666)	6,710
Income taxes receivable/payable	(15,887)	8,156
Deferred rent	(189)	(271)
Deferred revenue	6,881	75,699
Student deposits	(7,288)	(9,770)

Net cash provided by operating activities	96,536	269,927

Cash flows used in investing activities:
Capital expenditures	(90,152)	(75,604)
Purchases of land and building improvements related to off-site development	(330)	(10,152)
Disposition, net of cash	(131,550)	—
Funding to GCU at closing in excess of required capital	(7,377)	—
Repayment of excess funds by GCU	7,377	—
Funding to GCU for capital expenditures	(12,803)	—
Return of equity method investment	—	685
Purchases of investments	(31,455)	(76,630)
Proceeds from sale or maturity of investments	50,561	49,617

Net cash used in investing activities	(215,729)	(112,084)

Cash flows used in financing activities:
Principal payments on notes payable and capital lease obligations	(5,076)	(5,102)
Net borrowings from revolving line of credit	—	(25,000)
Repurchase of common shares including shares withheld in lieu of income taxes	(19,288)	(9,657)
Net proceeds from exercise of stock options	2,095	6,755

Net cash used in financing activities	(22,269)	(33,004)

Net (decrease) increase in cash and cash equivalents and restricted cash	(141,462)	124,839
Cash and cash equivalents and restricted cash, beginning of period	248,008	130,907

Cash and cash equivalents and restricted cash, end of period	$106,546	$255,746

Supplemental disclosure of cash flow information
Cash paid for interest	$738	$1,633
Cash paid for income taxes	$69,161	$45,413
Supplemental disclosure of non-cash investing and financing activities
Sale transaction to GCU through Secured Note financing	$870,097	$—
Purchases of property and equipment included in accounts payable	$924	$6,437
Reclassification of capitalized costs—adoption of ASC 606	$9,015	$—
Reclassification of deferred revenue—adoption of ASC 606	$7,451	$—
Reclassification of tax effect within accumulated other comprehensive income	$156	$—